Exhibit 8.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025	650 752 2000 tel 650 752 2111 fax

December 3, 2012

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103-2838

Ladies and Gentlemen:

We are acting as special tax counsel to Comcast Corporation, a corporation incorporated in Pennsylvania (the “Company”), in connection with the preparation and filing of the prospectus supplement dated November 29, 2012 (the “Prospectus Supplement”) relating to the Company’s 5.00% Notes due 2061 (the “Notes”).

We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of our opinion.

We hereby confirm that our opinion as to the material U.S. federal income tax consequences to Non-U.S. Holders (as defined in the Prospectus Supplement) of an investment in the Notes is set forth in full under the caption “Material U.S. Federal Income Tax Consequences for Non-U.S. Holders” in the Prospectus Supplement.

We hereby consent to the use of our name under the caption “Material U.S. Federal Income Tax Consequences for Non-U.S. Holders” in the Prospectus Supplement and to the filing, as an exhibit to the Prospectus Supplement, of this letter. By such consent we do not concede that we are an “expert” for the purposes of the Securities Act of 1933.

Very truly yours,

/s/ Davis Polk & Wardwell LLP